Exhibit 23.1

Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 30, 2007, accompanying the financial statements and schedules of Whitehall Jewelers, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Chicago, Illinois
October 15, 2007

175 W. Jackson Boulevard
20th Floor
Chicago, IL 60604
T   312.856.0200
F   312.565.4719
W  www.grantthornton.com

Grant Thornton LLP
US member of Grant Thornton International